Exhibit 10.11

LOAN AGREEMENT

Date: 14th August 2006

Borrower	:	Danaos Corporation of Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960.

Amount	:	Up to US Dollars 75 MM (United States Dollar Seventy-Five Million only)

Purpose	:

Bridge loan to partly finance the payment of the pre-delivery installments to Sungdong Shipbuilding & Marine Engineering Co., Ltd. (the “Builder”) for the construction of Hull Nos. S4001, S4002, S4003, S4004 and S4005 (collectively the “Vessels”), currently being constructed by the Builder.

The loan amount will be an amount of up to USD 75 MM (United States Dollar Seventy-Five Million only)

Lender	:	Seasonal Maritime Corporation of 80 Broad Street, Monrovia, Liberia.

Interest rate	:	1.0% p.a. over 3 or 6 months LIBOR or longer at the Borrower’s option subject to market availability and the Lender’s consent. Interest shall be payable at least quarterly in arrears.

Front end fee:		0.15% of the amount advanced, payable prior to advancement.

Commitment fee	:	0.30% per annum on any undrawn amount under the facility, payable quarterly in arrears, starting from the date of execution of the Loan Agreement.

Interest rate and fee computation	:	Interest, premium, penalties and fees to be calculated on the exact number of days over a 360 days year basis.

Repayment	:	Bullet in 6 (six) Months. Option 6 (six) Months.

Final maturity date	:	Not later than 6 (six) months + 6 (six) months Bullet

Security	:	Corporate Guarantee by the Borrower.

Events of Default	:	Usual events of default for a facility of this nature including cross default and material adverse change regarding Danaos Corporation.

Conditions precedent	:	Funds will not be made available to the Borrower if there is a material adverse change in the financial condition and operations of the Borrower and/or the Guarantor and/or the Group.

Taxation	:

The Borrower will pay principal, interest and fees free and clear of any and all taxes, stamp dues, duties or other levies or charges of any kind whatsoever in favor of any government, authority or any other entity, applicable to this Loan Agreement.

Governing Law	:	English law.

Documentation required		Will include but not be restricted to:
prior to
drawdown	:	1. Presentation of Builder’s request for the payment of the 1st installment and copies of the Refundment Guarantees.

2. Executed Corporate Guarantee by the Borrower.

Costs and expenses	:	All costs in connection with the above and the subsequent monitoring and control thereof of the Loan Agreement, including all legal fees, consultant and surveyor fees are to be borne by the Borrower.

For the Lender	For the Borrower

/s/ John Coustas	/s/ Dimitri Andritsoyiannis